Exhibit 19.1

INSIDER TRADING POLICY
Purpose

This Insider Trading Policy (“Policy”) of Applied Materials, Inc. and its subsidiaries (collectively, “we,” “our,” “Applied” or the “Company”) sets forth standards intended to prevent actual or apparent insider trading violations by directors, officers, employees and other individuals associated with Applied. The Board of Directors has adopted this Policy to promote compliance with U.S. federal, state and international laws and regulations governing transactions in the securities of Applied and other companies with whom we do business. It is our policy to comply with all applicable insider trading laws, rules and regulations, and listing standards.
Applicability

This Policy applies to all directors, officers and other employees of Applied, and to consultants and contractors of Applied who may have access to material non-public information in the course of performing services for the Company (referred to as “you,” “your” or collectively as “Applied Personnel”). This Policy also applies to family members and persons with whom you share a household, whose transactions in securities you influence, direct or control, and to any trust, partnership, corporation, foundation or other entity over which you have investment control (“Related Persons”). You are responsible for making sure that your Related Persons comply with this Policy. For purposes of this Policy, your “family members” include any spouse, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother or father-in-law, son or daughter-in-law, or brother or sister-in-law (as well as adoptive relationships), whether or not they share the same address as you, and any other family members who are financially dependent on you.
Directors and executive officers of Applied who are subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers and Directors”), and other designated employees with early access to the Company’s quarterly financial results or who may regularly come in contact with material non-public information about the Company in the course of performing their job responsibilities, must also comply with blackout period restrictions set forth below. For purposes of this Policy, the individuals identified in the previous sentence and their Related Persons are collectively referred to as “Applied Insiders.”
General Policy

No Trading on Material Non-public Information
You must not – directly or indirectly through others – buy or sell Applied securities while you are aware of material non-public information about Applied or its business activities.
Similarly, you may not engage in transactions involving the securities of any other company if you obtain material non-public information about that company in the course of your employment with or service to Applied.
No “Tipping” of Material Non-public Information
You may not disclose material non-public information concerning Applied or any other company to others, including friends, family members, work colleagues who do not need to know the information to perform their duties, or to anyone else who might buy or sell a security on the basis of that information (including on social media). Even if you do not directly disclose the material non-public information, you may not make recommendations or express opinions about the securities of Applied or another company based on material non-public information.

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Key Definitions

“material non-public information.” The U.S. securities laws prohibit insider trading and tipping based on material non-public information. In general, information is “material” if (1) there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or retain a security, or (2) the information, if disclosed, could be expected to affect the market price of the security. Material information may be either positive or negative. It is important to note that “materiality” is different for different companies, and therefore information that is not material to Applied may be material to another company, or vice versa. Similarly, information that is material at one point in time may cease to be material at another point in time, and vice versa.
The determination of materiality depends on all relevant facts and circumstances, and while it is not possible to define all categories of material information, some examples of information that would normally be regarded as “material” include the following:
•financial results, financial condition, projections or forecasts;
•plans to launch new products or other market initiatives of a significant nature;
•the status of Applied’s progress towards achieving significant goals or strategies;
•significant developments involving business relationships with key customers, suppliers or other business partners;
•significant corporate events, such as a pending or proposed acquisition or disposition;
•new equity or debt offerings;
•establishment of a repurchase program for Applied’s securities;
•positive or negative developments in significant litigation or regulatory matters;
•significant data breaches or other cybersecurity events; and
•significant changes in senior management.
Information is considered “non-public” until it has been widely disseminated in a manner making it generally available to investors, (for example, through major news services, a widely disseminated press release or a filing with the U.S. Securities and Exchange Commission (the “SEC”)), and the public has had a chance to absorb and evaluate it (generally by the second trading day after public release).
“securities” may include common stock, preferred stock, options, warrants, bonds and convertible securities, as well as derivative securities relating to such securities, whether or not issued by the Company, such as exchange-traded options.
Blackout Periods

To avoid the appearance that a member of Applied Personnel traded while aware of material non-public information, Applied designates quarterly and special trading blackout periods when Applied Insiders may not buy or sell Applied securities.
Quarterly Blackout Periods
Applied Insiders are prohibited from buying or selling Applied securities during quarterly blackout periods, which (i) begin prior to the start of the trading day on Nasdaq three weeks before the end of Applied’s fiscal quarter, and (ii) end at the start of the second trading day on Nasdaq after the public disclosure of the financial results for that fiscal quarter.
The Company will email a reminder to Applied Insiders approximately one week prior to the beginning of each quarterly blackout period with the dates when the blackout period will be in effect. It is each Applied Insider’s
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individual responsibility not to transact in Applied securities during any blackout period, which includes cancelling any standing or limit orders you may have with your broker before the blackout period begins.
Special Blackout Periods
From time to time, the Company may also impose special blackout periods when there are material developments not yet disclosed to the public, such as in anticipation of announcing a significant transaction or business development. We will notify you if you are subject to a special blackout period. If you receive this notification, you must not disclose to others the fact that you are subject to a special blackout, and you and your Related Persons may not buy or sell Applied securities until you are notified that the blackout has been lifted.
Other Blackout Periods
In addition to quarterly and special blackouts, there may be other circumstances when we are required to impose a trading blackout. For example, under the U.S. Sarbanes-Oxley Act, all directors and executive officers are prohibited from buying and selling Applied securities during specified pension fund blackout periods, when participants in Applied benefit plans are unable to execute transactions relating to Applied securities in their accounts. These pension fund blackout periods typically occur when there is a change in the plan’s trustee, record keeper or investment manager. Directors, executive officers and other affected Applied Personnel will be notified when pension fund blackouts or other restricted trading periods are instituted.
Modification of Blackout Periods
The Company may shorten, suspend, extend or terminate any blackout period at such time and for such duration as it deems appropriate given the relevant circumstances. Any persons affected by such a modification will be notified accordingly.
Remember that insider trading and tipping are prohibited at all times, regardless of whether a blackout period is in place and regardless of whether you are subject to the blackout – it is your individual responsibility not to trade while in possession of material non-public information.
Special Transactions

Transactions under Company Plans
•Acquisition, vesting and exercise of equity awards. This Policy does not apply to your acceptance of equity awards, including restricted stock units or stock options, offered by Applied under Company plans, or the vesting, cancellation or forfeiture of equity awards in connection with your service with Applied. The Policy also does not apply to the withholding of shares to satisfy tax obligations upon vesting of restricted stock units or the cash exercise of options to acquire Applied securities. However, the Policy does apply to any sale of Applied shares as part of a cashless exercise of an option or to generate any cash needed to pay the exercise price.
•Applied Employee Stock Purchase Plan (“ESPP”). This Policy does not apply to purchases of Applied shares under the ESPP pursuant to an election you made at the time of your enrollment. This Policy does apply, however, to your sale of Applied shares purchased under the ESPP (including any sales made pursuant to an election to automatically sell shares purchased under the plan).
Gifts
This Policy applies to any disposition in the form of a gift of any Applied securities.
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Transactions Not Involving a Purchase or Sale
The Policy does not apply to transfers by will or the laws of descent and distribution, or transfers for tax planning purposes in which your beneficial ownership and pecuniary interest in the transferred securities does not change.
Transactions under an Approved 10b5-1 Plan
Despite any contrary provisions in this Policy, it will not be a violation of this Policy for an Applied Insider to sell or purchase securities, even when you are in possession of material non-public information, under a pre-established trading plan that (i) meets the requirements set forth in Rule 10b5-1 of the Securities Exchange Act of 1934; (ii) was entered into when you were not aware of material non-public information and not during a blackout period; and (iii) was approved in advance by the Legal and Compliance Organization.
Standing or Limit Orders with Your Broker
You should exercise caution when placing standing or limit orders with brokers, particularly if the order is likely to remain outstanding for an extended period of time. It is your responsibility to cancel any open standing or limit orders at or before the start of any trading blackout period that applies to you.
Other Prohibited Transactions

Hedging and Other Speculative Transactions
Applied Personnel may not enter into speculative transactions relating to Applied securities, including short sales, derivative securities (such as put and call options, or other similar instruments) and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or otherwise engage in transactions that have or are designed to have the effect of hedging or offsetting any decrease in the market value of Applied securities. Investing in Applied securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-term speculation based on fluctuations in the market. Such activities may put the personal gain of a director, officer, employee, or other service provider in conflict with the best interests of the Company and its stockholders.
Margin Accounts and Pledges by Section 16 Officers and Directors
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the client’s consent if the client fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or subject to a blackout, Section 16 Officers and Directors are prohibited from holding Applied securities in a margin account or otherwise pledging Applied securities as collateral for a loan.
Pre-Clearance Requirements and Reporting Obligations for Section 16 Officers and Directors

Section 16 Officers and Directors must file reports with the SEC about their transactions in Applied equity securities, including the giving or receiving of gifts of Applied securities and purchases of Applied shares under the ESPP. In addition, these individuals may be liable for recovery of “short-swing profits” as defined under Section 16. For this reason, Section 16 Officers and Directors are prohibited from executing any purchase followed by a sale, or a sale followed by a purchase, of Applied shares within a rolling six-month period. Trading in Applied securities under an approved Rule 10b5-1 plan does not exempt such transactions from the provisions of Section 16, including its reporting requirements.
To facilitate compliance with these requirements and this Policy, Section 16 Officers and Directors must obtain pre-clearance prior to any transaction (including gifts) in Applied securities, and comply with other requirements,
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including post-transaction notification requirements, as specified by the Legal and Compliance Organization. Unless revoked, pre-clearance will typically be valid for 2 to 5 business days (with the number of days depending on circumstances at that time). If the transaction does not occur during the pre-clearance period, pre-clearance must be re-requested. The Company is under no obligation to grant pre-clearance and may determine not to permit the transaction. If a person requests pre-clearance and permission is denied, the person must refrain from initiating any transaction in Applied securities and should not inform any other person about the restriction. Pre-clearance will not be granted during a blackout period.
From time to time, the Legal and Compliance Organization may identify other persons who are required to obtain pre-clearance prior to trading in Applied securities.
Remember that obtaining pre-clearance of a transaction does not relieve you of your obligation to avoid insider trading and does not provide you with a legal defense against allegations of insider trading.
Post-Termination Transactions

Federal and state securities laws continue to apply to your transactions in Applied and other securities even after your termination of service to the Company. If you are aware of material non-public information when your service terminates, you may not trade in Applied securities until that information has become public or is no longer material.
Consequences of Insider Trading

The SEC, the stock exchanges and other authorities use sophisticated electronic surveillance techniques to uncover insider trading. Any violation of laws relating to insider trading or tipping could subject you and Applied to severe civil and criminal sanctions, including disgorgement of profits, substantial fines and possibly even jail time. Applied Personnel who violate this Policy are also subject to disciplinary action up to and including termination.
Individual Responsibility

Every director, officer, and other employee, consultant and contractor has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. An Applied Insider may have to delay trading in the Company’s securities even if he or she had planned to make the transaction before becoming aware of material non-public information, and even if the Applied Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Trading in the Company’s securities outside of a blackout period does not relieve your individual responsibility not to trade while in possession of material non-public information, and all directors, officers and other persons should use good judgment at all times.
Inquiries or Reports

Please promptly report violations or suspected violations of this Policy to Global Ethics and Compliance at ethics_everywhere@amat.com.  You may also report (anonymously if preferred) via the Ethics Helpline at helpline.appliedmaterials.com or 1-877-225-5554.
If you have any uncertainty as to the appropriateness of any securities trades or any questions about this Policy or its application, please contact the Legal and Compliance Organization for additional guidance. Ultimately, however, it is your individual responsibility to comply with this Policy and applicable laws.
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